Exhibit 99.1
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Early Tender Offer Results for 3.250% Convertible Senior Notes due 2015

BRISTOL, Va., October 12, 2012 – Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) today announced the early tender results of the previously announced cash tender offer by Alpha and Alpha Appalachia Holdings, Inc. (formerly Massey Energy Company) (the “Issuer” and, together with Alpha, the “Offerors”), for up to $350 million aggregate principal amount (the “Tender Cap Amount”) of the outstanding 3.250% Convertible Senior Notes due 2015 issued by the Issuer (the “Notes”) and consent solicitation to amend certain terms of the indenture under which the Notes were issued as described in the Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.
As of the previously announced “Early Expiration Date” of 5:00 p.m., New York City time, on October 11, 2012, $122,349,000 in aggregate principal amount, or approximately 18.58 percent, of the Notes outstanding has been validly tendered and not withdrawn.
The total cash payment to purchase these Notes, including accrued and unpaid interest, is approximately $115.8 million. Such payment is expected to be made on the “Early Settlement Date,” which is expected to be October 12, 2012.
Holders who have not already tendered their Notes may continue to tender their Notes prior to 11:59 p.m., New York City time, on October 25, 2012, unless extended or terminated earlier (the “Final Expiration Date”). Such holders will not be entitled to receive the “Early Tender Payment” of $20 per $1,000 principal amount of Notes, and will be subject to any proration in the event that the aggregate principal amount of Notes tendered prior to the Final Expiration Date (including the aggregate principal amount of any Notes purchased at the Early Settlement Date) exceeds the Tender Cap Amount.
Withdrawal rights for the tender offer have expired. Accordingly, holders may not withdraw any Notes previously or hereafter tendered, except as contemplated in the Offer to Purchase. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and related Consent and Letter of Transmittal, along with any amendments and supplements thereto, copies of which may be obtained from D.F. King, which is acting as the tender agent and information agent for the tender offer, at (800) 967-4617 (toll-free). Questions regarding the tender offer also may be directed to the dealer managers for the tender offer, Citigroup Global Markets Inc., at (800) 831-9146 (toll-free) or Barclays Capital Inc., at (800) 438-3242.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offerors are making the tender offer by and pursuant to the terms of the Offer to Purchase and Consent and Letter of Transmittal. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Offerors, the tender agent and information agent, the dealer managers, the trustee with respect to the Notes or any of their respective affiliates makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offer.

About Alpha Natural Resources
Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com